Exhibit 10.2

PRECEDENT AGREEMENT
Between
Entrega Gas Pipeline LLC
Rockies Express Pipeline LLC
And
Ultra Resources, Inc.

          This Precedent Agreement dated this 19th day of December, 2005 memorializes an agreement between Entrega Gas Pipeline LLC (“Transporter”), a Delaware limited liability company, and Ultra Resources, Inc. (“Shipper”) and Rockies Express Pipeline LLC. Each of Transporter, Shipper and Rockies Express Pipeline LLC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

          WHEREAS, Transporter is in the process of constructing a pipeline project that originates at points located at the Meeker Hub, in Rio Blanco County, Colorado (“Meeker”), proceeding northward to the vicinity of Wamsutter, in Sweetwater County, Wyoming (“Wamsutter”) and then continuing southeastward to the Cheyenne Hub in Weld County, Colorado (“Cheyenne Hub”) (the “Existing Project”). The Existing Project has received Federal Energy Regulatory Commission (“FERC”) authorization as a facility required to provide interstate access to supplies of gas currently available in the Meeker and Wamsutter areas; and

          WHEREAS, Transporter proposes to construct or lease high-pressure interstate natural gas pipeline facilities between Wamsutter and Opal, in Lincoln County, Wyoming (the “Opal Hub”) and to potentially expand its currently certificated capacity to provide additional service to the Cheyenne Hub (the “Entrega Project”). The Entrega Project is intended to provide interstate access to additional sources of Rocky Mountain gas supplies available at the Opal Hub and in the vicinity of Kanda, in Sweetwater County, Wyoming as well as from the Meeker Hub. Together, the Existing Project and the Entrega Project are referred to as the “Entrega Projects”; and

          WHEREAS, Rockies Express Pipeline LLC, an affiliate of Kinder Morgan Energy Partners and Sempra Pipelines and Storage (“Rockies Express”), has proposed the construction, and operation of certain facilities referred to as the Rockies Express Pipeline Project (the “Rockies Project”). Additionally, a prospective shipper would be able to transport gas on the Entrega Projects and the Rockies Project for the purpose of long-haul, firm transportation of natural gas out of the natural gas supply areas located in the Rocky Mountain producing areas of Wyoming and Colorado to market hubs in the Mid-Continent area and ultimately to market hubs serving Eastern markets. With these projects in-service, natural gas could be transported through interstate pipeline facilities that traverse to the east, through eight states, providing capability to transport Rocky Mountain natural gas supplies to major pipeline interconnects along the Rockies Project’s route up to the Clarington, Ohio area (the “Clarington Hub”). The Rockies Express pipeline facilities will include the installation of 42-inch diameter or larger pipe, downstream of the Cheyenne Hub terminus of the Entrega Projects, with transportation capacity of up to 2,000,000 Dth/day; and

          WHEREAS, Transporter and Rockies Express intend that the availability of transportation service subject to unitary nominations, scheduling and balancing requirements and procedures (“Seamless Service”) for Rocky Mountain natural gas production will be substantially increased and enhanced through the combination of the Entrega Projects and the Rockies Project, through the corporate acquisition of Transporter by Rockies Express; and

          WHEREAS, that first stage of the Rockies Project downstream of the Cheyenne Hub has been proposed as construction of a new pipeline of 42-inch or larger diameter pipe to proceed eastward to an interconnection with Panhandle Eastern Pipe Line Company in Audrain County, Missouri (“PEPL-Audrain”) in order to move Rocky Mountain natural gas away from the constraint at the Cheyenne Hub and provide interconnects with multiple pipelines in the Mid Continent to serve new markets such as Kansas City, St. Louis and Chicago, with the anticipated result of providing better netbacks to Rocky Mountain producers and increasing the reliability of supply to Mid Continent markets; and

          WHEREAS, EnCana Marketing (USA) Inc. (“EMUS”), a shipper on the Existing Project, has designated Transporter as Facilitator in the turn back of certain of EMUS’s Existing Project reserved capacity; and

          WHEREAS, EMUS has agreed that it will turn back, under certain conditions, sufficient capacity on the Existing Project so as to accommodate shippers that subscribe for capacity on the Entrega Projects and the Rockies Project in the quantities contemplated by this Precedent Agreement; and

          WHEREAS, The facilities and capacities described may change based on the final project design, shipper commitments or regulatory requirements; and

          WHEREAS, The commitment provided by Shipper via this Precedent Agreement and potentially other similar agreements will be used as support for the construction and operation of the Entrega Projects; and

          WHEREAS, Transporter is willing to continue its efforts to develop the Entrega Projects and to proceed with obtaining all of the necessary governmental authorizations to construct and acquire the required facilities, provided that Transporter receives sufficient commitments from prospective shippers; and,

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          WHEREAS, this Precedent Agreement has been executed as evidence of the agreement between Transporter and Shipper that, upon satisfaction of the conditions precedent set forth below, the parties will enter into a Firm Transportation Service Agreement (the “FTSA”) providing for firm interstate natural gas transportation service to be provided by Transporter for Shipper on the Entrega Projects described herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreement contained herein, and intending to be legally bound, Transporter and Shipper agree as follows:

1.       Effective Date and Term

          This Precedent Agreement shall become effective as of the date first stated above and, except as provided in Section 8(c), shall remain in effect until the earlier of: (i) Shipper’s or Transporter’s exercise of its termination rights pursuant to this Precedent Agreement, as provided in Section 9 below, or (ii) the execution of an FTSA for the Entrega Projects under the terms of this Precedent Agreement.

2.       Services

          Transporter agrees to work in good faith using commercially reasonable efforts to complete the Entrega Projects no later than January 1, 2008, and to provide Shipper, as conditioned herein, with firm transportation service as set forth on the attached Appendix A. The construction and operation of these interstate facilities are subject to the jurisdiction of the FERC, and subject to FERC and other federal, state and local permits and approvals.

3.       Anchor Shippers

          If Shipper’s bid satisfies the criteria described in this Section 3, Shipper’s and Transporter’s execution of this Precedent Agreement will establish Shipper as an Anchor Shipper. Anchor Shippers are shippers that have made long-term capacity commitments through the Entrega Projects and all three Segments of the Rockies Project prior to the conclusion of the Project Open Season for the Rockies Project by the execution of precedent agreements which contain binding commitments, (together with such commitments to the project that are made by such shipper’s affiliates) equal to or exceeding 200,000 Dth/day on the Entrega Projects and all three Certificate Segments of the Project. Transporter agrees to seek authority to provide priority in the allocation of capacity to Anchor Shippers, and to make Anchor Shippers’ allocations of capacity not subject to pro ration in the Open Season for the Entrega Projects. This Precedent Agreement will be deemed by Transporter to be a bid in the Open Season for the Entrega Projects to be conducted by Transporter during the months of November-December, 2005. For purposes of determining Shipper’s status as an Anchor Shipper, Transporter will consider the Shipper and its direct affiliates as a single entity and will aggregate the Shipper’s commitments under it and its direct affiliates’ Precedent Agreements.

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          If Shipper qualifies as an Anchor Shipper, Shipper’s rate for the Entrega Projects, as described in this Precedent Agreement, shall be no higher than the lowest rate applicable to any other shipper under a Firm Transportation Service Agreement for all three Certificate Segments of the Rockies Project, excluding rates applicable to Foundation Shippers (as defined in the Rockies Project Open Season Materials), short-term transactions (i.e., 12, or fewer, consecutive months) or seasonal transactions. For purposes of this provision the term “rates” shall include the Reservation Charge, the Commodity Charge and all reservation and commodity surcharges. This provision, as well as any other specific rate related provisions included in this Precedent Agreement will be included in Shipper’s FTSAs.

          Shipper’s status as an Anchor Shipper, and the attendant rights, will continue to apply to Precedent Agreements or related FTSAs which Shipper retains, even if the capacity of the Shipper and its affiliates drops below the 200,000 Dth/day threshold: (1) after any subsequent, permitted assignment of one or more of its Precedent Agreement(s) or related FTSAs, with such assignment governed by this Precedent Agreement or Transporter’s Tariff, as applicable, and (2) after any subsequent permitted permanent capacity release of one or more of its related FTSAs, with such permanent capacity release governed by Transporter’s Tariff. It is expressly understood and agreed that the Anchor Shipper status is not transferable to a successor Shipper except in the limited circumstance where all of Shipper’s Precedent Agreements or FTSAs and that of its affiliates, as applicable, are assigned or released, as applicable, at the same time to a single successor shipper.

          Anchor Shippers shall hold annual evergreen renewal rights, for one year term extensions of the FTSA at the same rate and quantity, or portion of such quantity, as in effect at the end of the primary term or subsequent evergreen extended term, exercisable upon a minimum of six months written notice. Anchor Shippers shall also hold a one-time contractual right of first refusal (“ROFR”), effective at the end of the primary term of the FTSA, to be applicable to any portion of the quantity (but not necessarily at the same rate), exercisable in accordance with the notice provisions of the Tariff.

4.       Rates

          Shipper acknowledges that it has made an election, as set forth on Appendix A, to either (i) pay the Maximum Recourse Reservation rates for firm service under the FTSA or (ii) to pay Fixed Negotiated Reservation Rates for firm service under the FTSA. Regardless of which form of reservation rate Shipper shall have opted to pay, the estimated Commodity Rate, Fuel and Lost and Unaccounted for Gas (“FL&U”), ACA and any other additional authorized charges or surcharges will be applied pursuant to the FERC approved Gas Tariff applicable to the Entrega Projects (the “Tariff). Shipper will be billed based on delivered volumes and, therefore, no transportation rate (either reservation or commodity) shall apply to the Fuel and L&U received from Shipper. The Commodity Rate, determined on the basis of a straight fixed variable rate design, is estimated to be $0.003 per Dth, subject to final determination by the FERC. Transporter will propose as part of the Tariff, subject to FERC approval, that FL&U shall be assessed in-kind and that FL&U will be adjusted through a tracking provision.

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          If Shipper shall have opted to pay a negotiated rate, as described on Appendix A, such negotiated rate shall be applicable to service under the FTSA during the entire term of such FTSA, as the same may be extended, regardless of any otherwise applicable maximum rate and shall be applicable at all primary and secondary points on the Entrega Projects that are located in a zone covered by Shipper’s primary transportation path(s); provided that the applicability of the negotiated rate assumes that receipts and deliveries under the FTSA will be made at the prevailing operating pressures of the Entrega Projects facilities and that the negotiated rate does not cover any non-conforming quality or pressure requirement at any receipt or delivery point.

5.       Volume, Receipt and Delivery Points

          The contract Maximum Daily Quantity (“MDQ”) and primary term are as elected by Shipper on the attached Appendix A (subject to the minimum term requirements set forth in Appendix A). Shippers may elect MDQs that increase over time. The primary receipt point(s) shall be located in the zone containing Meeker or Opal, as applicable, and the primary delivery point shall be the Cheyenne Hub, subject to Section 7 below. Secondary Receipt and Delivery Points will be made available pursuant to the Tariff, and if Shipper elects the Fixed Negotiated Rate Option, Shipper will be entitled to use the receipt point at Opal or Meeker that has not been chosen for the primary point on a secondary out-of-path basis at the Fixed Negotiated Rate.

6.       Conditions Precedent

          Performance by Transporter of the duties and obligations assumed by it in this Precedent Agreement are expressly subject to the following conditions precedent:

(a)

All appropriate and final governmental approvals and other applicable authorization must be obtained and maintained on terms acceptable to Transporter, including approval of any lease or construction, and rates and terms and conditions of service; and

(b)

All rights-of-way and other surface rights required to site and maintain the pipeline facilities along the route described herein must be obtained on terms and conditions acceptable to Transporter: and

(c)

Sufficient firm capacity subscription must exist at acceptable rates, in Transporter’s sole discretion, to proceed with the Entrega Projects; provided, however, that this condition shall expire on February 28, 2006 if Transporter has not terminated this Precedent Agreement on or before such date; and

(d)	Shipper shall have complied with all its material obligations hereunder and under any FTSA then in effect; and

(e)

If applicable, any interstate pipeline that is the lessor under a capacity lease contemplated by the Entrega Projects to Transporter shall have received and accepted any regulatory authorization required from the FERC to provide the leased capacity to Transporter by June 30, 2007.

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7.       Discrete Project

          To expedite transportation out of the Rocky Mountain supply areas to points east, Transporter and Shipper acknowledge that Transporter shall file for certificate authorization for the Entrega Projects and Rockies Express will file for separate certificate authorization from FERC for each independent Segment of the Rockies Project such that the Entrega Projects and each succeeding Segment of the Rockies Project will be separately reviewed by FERC. Nonetheless, it is the intent of Transporter and Shipper that the Rockies Project and the Entrega Projects be available to provide Shipper with Seamless Service from the producing areas of Wyoming and Colorado to eastern markets Transporter and Shipper acknowledge that, effective as of the date hereof, Shipper has entered into a precedent agreement with Rockies Express (the “Rockies Precedent Agreement”) that provides for the execution by Shipper of three firm transportation service agreements, one for each Segment of the Rockies Project. Accordingly, Transporter and Shipper agree that, upon in-service of the Segment of the Rockies Project that originates at the Cheyenne Hub and continues to PEPL-Audrain (“Certificate 1 Segment”) the Entrega Projects FTSA will be entirely superseded by a firm transportation service agreement on the Entrega Projects and Certificate 1 Segment of the Rockies Projects (the “Certificate 1 Segment FTSA”). If the Certificate 1 Segment FTSA supersedes the FTSA as described herein, the receipt points for the remaining two firm transportation service agreements called for in the Rockies Precedent Agreement shall be extended west to Meeker and/or Opal; Shipper and Rockies Express will proceed under the Rockies Precedent Agreement and this Precedent Agreement shall expire. Shipper understands that approval by FERC of the Entrega Projects or any Segment of the Rockies Project does not constitute approval of any other Project. Therefore, an award of capacity hereunder may result in service for the agreed term only as described in the Entrega Projects FTSA, subject to Shipper’s Termination Rights described in Section 9(a)iii, iv and v below.

8.       Shipper’s Obligations

(a)

Shipper agrees that it will execute an Entrega Projects FTSA consistent with the form of Service Agreement as contained in Appendix B hereto, as finally approved by FERC, which, if Shipper shall have elected the Negotiated Reservation Rate Option, shall reflect the fixed nature of the reservation charge as described in Section 4, within five (5) business days after tender by Transporter. The FTSA will reflect the receipt points, delivery points, term, rate and MDQ described herein.

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(b)

Upon request by Transporter, Shipper agrees to support any notification, initial tariff filing, application or certificate filing made to the FERC or any other governmental body to obtain any necessary authorizations to construct, operate or acquire facilities or to provide services as set out herein, including the regulatory integration of the Entrega Projects and the Rockies Project. At least 30 days prior to the filing of the application for the regulatory integration of the Entrega Projects and the Rockies Project, Shipper will be provided a pro forma of tariff changes related to the Entrega Project and the integration of the Entrega and Rockies Express tariffs (Tariff) and afforded the opportunity to provide comments to Transporter on the development of the Tariff and Transporter will work with the Shipper in good faith to resolve any concerns prior to the filing of such tariff. In the event Shipper and Transporter are unable to resolve all of the Shipper’s concerns prior to the filing of the Tariff, Shipper will within five (5) days of a written request by Transporter, provide Transporter a written summary of Shipper’s unresolved concerns regarding the pro forma Tariff. Shipper agrees to limit any protests of the initial Tariff filing to (i) those unresolved items addressed in Shipper’s written summary to Transporter, and (ii) any items related to deviations between the pro forma Tariff provided by Transporter to Shipper and the as filed version of the Tariff, which in each case are inconsistent or otherwise conflict with the terms of this Precedent Agreement or the FTSA. Shipper also agrees that in any response to such initial Tariff filing it will not raise issues related to the determination of Rockies Express’s maximum recourse rates for the integrated Rockies Project and the Entrega Projects. Nothing herein shall be construed to limit or waive Shipper’s rights to intervene or protest any subsequent tariff filing made by Transporter or its successor subsequent to the filing for FERC Authorization for Certificate 3; and

(c)

Shipper shall provide sufficient evidence of credit worthiness, as reasonably determined by Transporter in accordance with the standards set forth in Appendix C, along with the return of this signed Precedent Agreement. Shipper shall have and maintain such credit or provide assurances (“credit support”), as are required by Transporter in its reasonable discretion, to satisfy Shipper’s financial obligations under the FTSA which may result from this Precedent Agreement. Such credit support may consist of; (i) prepayment of value or letter of credit in the amount of up to 36 months of Shipper’s reservation charges, resulting from the MDQ and rates stated herein; (ii) a parental guarantee in form and substance acceptable to Transporter from an entity which meets the credit standards of Appendix C or the Tariff and is otherwise acceptable to Transporter, or (iii) such other credit assurances as Transporter may require. Such assurances shall be provided by Shipper as requested by Transporter in accordance with the timetable set forth below.

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Credit Support Timetable and Amounts

Date	Aggregate Credit Requirement

No later than ten (10) days after execution of the Project Precedent Agreement until the date immediately below:	$50,000

Within fifteen (15) days after notice to Shipper from Transporter that Transporter has either satisfied or waived the condition precedent set forth in Section 6 (c) above:	An amount equal to total reservation charges payable in respect of the MDQ for eighteen (18) months of Service.

Within thirty (30) days after receipt of notice to Shipper from Transporter that Transporter has received and accepted FERC Authorization for Certificate 1 Segment:	An amount equal to total reservation charges payable in respect of the MDQ for thirty-six (36) months of Service.

Shipper shall maintain its creditworthiness in connection herewith, either directly or through provisions of credit support, throughout the term of this Precedent Agreement and any resulting FTSA. This Section 8(c) and Appendix C, Credit Requirements, attached hereto and made a part hereof shall survive the termination of this Precedent Agreement and shall continue in effect for the term(s) of any resulting FTSA.

A Parental Guaranty of even date, in form and substance acceptable to Transporter, has been entered into and is attached hereto as Appendix D in satisfaction of the Shipper’s obligations under Section 8(c) to provide credit support. The creditworthiness requirements of this Section 8 and in Appendix C shall apply to any assignment (in whole or in part) of this Precedent Agreement or the FTSA or to any permanent release of the FTSA.

(d)

Shipper agrees to notify Transporter in writing of the receipt by Shipper of the corporate or Board of Directors Approval described in section 9(a)i below by 8:00 PM CT of the day of receipt of any such approval.

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9.       Termination Rights

(a)

Shipper shall have the right to terminate this Precedent Agreement with no liability to Transporter by giving Transporter at least five (5) days advance written notice (which notice must be given, if at all, within five (5) days after the occurrence of the relied upon event, except that as to Section 9(a)i below, any such notice must be given, if at all, by February 8, 2006) in the event:

	i.	Shipper has not received all corporate or Board of Directors approvals required by Shipper in connection with the execution of this Precedent Agreement by no later than 8:00 PM CT on February 8, 2006;

	ii.	Transporter has failed to file for FERC Authorization for the Entrega Projects by no later than September 30, 2006;

	iii.	Transporter has not received FERC Authorization for the Entrega Projects and Certificate 1 Segment of the Rockies Project by no later than December 31, 2007;

	iv.	Transporter has not placed the Entrega Projects and Certificate 1 Segment of the Rockies Project in-service by no later than February 28, 2009;

v.

The Entrega Projects and the Rockies Project have not been combined through a corporate acquisition and regulatory integration such that the Entrega Projects and the Rockies Project do not offer future Seamless Service at the rates agreed to herein and in an agreement between Shipper and Rockies Express from a receipt point in the Opal, Wyoming area by no later than December 31, 2007.

(b)

Transporter shall have the right to terminate this Precedent Agreement with no liability to Shipper by giving Shipper five (5) days advance written notice (which notice must be given, if at all, within ten (10) days after the occurrence of the relied upon event); provided that notice under this Section 9 (b) may be given at any time while Shipper shall be in default of its obligations under Section 8 (c), in the event:

i.

FERC shall attach conditions to the FERC Authorization for the Entrega Projects or impose conditions requiring subsequent compliance filings which, in Transporter’s reasonable judgment, are unacceptable;

	ii.	Transporter has not received the necessary FERC Authorization for the Entrega Projects by no later than July 31, 2007;

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iii.

Transporter notifies Shipper on or before February 28, 2006 that aggregate firm commitments to the Entrega Projects do not support the economic viability of the Entrega Projects as determined in the exercise of Transporter’s commercially reasonable discretion;

	iv.	Transporter has not received all corporate and Board of Directors approval required by Transporter in connection with the execution of this Precedent Agreement by no later than February 28, 2006.

	v.	Shipper fails to comply with any of its material obligations hereunder or under the FTSA.

(c)

In the event Transporter terminates this Precedent Agreement for any reason other than that stated at Section 9(b)v above, concurrent with such termination, Transporter shall return to Shipper any credit support provided by Shipper under Section 8 above.

10.     Authorities

          This Precedent Agreement and the performance hereof are subject to all present and future applicable valid laws, orders, decisions, rules and regulations of duly constituted governmental authorities having jurisdiction over the provision of natural gas transportation service in the interstate commerce of the United States of America (“governmental authority”). Should either of the parties, by force of any such law, order, decision, rule or regulation, at any time during the term of this Precedent Agreement be ordered or required to do any act inconsistent with the provisions hereof, then for the period during which the requirements of such law, order, decision, rule or regulation are applicable, this Precedent Agreement shall be deemed modified to conform with the requirement of such law, order, decision, rule or regulation; provided, however, nothing herein shall alter, modify or otherwise affect the respective rights of the parties to terminate this Precedent Agreement under the terms and conditions hereof.

11.     Assignment

          This Precedent Agreement, in whole or in part, may be assigned by Transporter to a wholly- or partially-owned affiliate, special purpose joint venture, partnership, or other affiliated entity, including a parent company or partnership; provided that such assignee shall have credit or credit support equivalent to the higher of that of Transporter or its guarantor. Shipper may assign this Precedent Agreement and any of the rights or obligations and the associated FTSA to any wholly-owned affiliate whose obligations thereunder are guaranteed by the Parental Guaranty (or any amendment thereto) described in Section 8 above or, in the absence of such Guaranty, which satisfies the credit worthiness standards set forth in Appendix C, or set forth in the Tariff and Sections 8 and 9 herein and which is a successor to the business for which the FTSA was initially secured. Once the Entrega Projects (or the Rockies Project if the projects are combined) is in-service, Shipper may release its capacity pursuant to the General Terms and Conditions of the Tariff. In the case of any other proposed assignment of the Precedent Agreement, prior approval of Transporter is required, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any Party to this Precedent Agreement may assign this Precedent Agreement and its rights hereunder as security for indebtedness or other obligations, and each Party hereby agrees to timely execute and deliver such documents and certificates as are reasonably requested by the assigning Party or its lenders in connection with any such collateral assignment and are reasonably acceptable to the non-assigning Party.

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12.     Representations and Warranties

Each Party represents and warrants to each other as follows:

(a)

Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party.

(b)

The execution, delivery and performance of this Precedent Agreement by such Party does not and will not require the consent of any trustee or holder of any indebtedness, or be subject to or inconsistent with other obligations of such Party under any other agreement.

(c)

This Precedent Agreement has been duly executed and delivered by such Party. This Precedent Agreement constitutes the legal, valid, binding and enforceable obligation of such Party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditor’s rights generally and by general equitable principles.

(d)

No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required on the part of such Party in connection with the execution and delivery of this Precedent Agreement, although it is subject to the necessary governmental approvals specified herein for its effectuation.

(e)

Except as otherwise disclosed by Shipper’s parent in its Form 10-K most recently filed with the Securities and Exchange Commission, there is no pending or, to the best of such Party’s knowledge, threatened action or proceeding affecting such Party before any court, government authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of such Party or the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Precedent Agreement or would otherwise hinder or prevent performance hereunder.

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13.     Choice of Law

          AS TO ALL MATTERS OF CONSTRUCTION AND INTERPRETATION, THIS PRECEDENT AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES OF THAT STATE.

14.     Limitation of Liability

          NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY UNDER THIS PRECEDENT AGREEMENT OR UNDER THE FTSA TO BE EXECUTED PURSUANT TO THIS PRECEDENT AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, OR FOR ANY LOST PROFITS, HOWEVER ARISING, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOST PROFITS.

15.     Dispute Resolution

          Any disputes, controversies or claims that arise between the Parties (the “Disputing Parties”) relating to this Precedent Agreement (a “Dispute”) shall be resolved by means of the following procedure:

(a)	Notice of Dispute. Any Disputing Party shall give notice to the other Disputing Parties in writing that a Dispute has arisen (“Dispute Notice”).

(b)

Informal Dispute Resolution. If the Disputing Parties have failed to resolve the Dispute within fifteen (15) business days after the Dispute Notice was given, the Disputing Parties shall seek to resolve the Dispute by negotiation between the executive officers of each Disputing Party. Such executive officers shall endeavor to meet and attempt to amicably resolve the Dispute. If the Disputing Parties are unable to resolve the Dispute through negotiation within thirty (30) business days after the Dispute Notice was given, then the Dispute shall be finally resolved through arbitration in accordance with provisions of clause (iii) below.

(c)	Arbitration. Any Dispute that is not settled pursuant to clause (ii) above shall be finally settled by arbitration as follows;

i.

Any such Dispute shall be submitted to binding arbitration by the American Arbitration Association for arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules then in effect, except as more particularly provided herein. The Parties agree that an officer or other representative with authority to resolve the Dispute for each party shall attend the arbitration. There shall be three (3) arbitrators, with each of Transporter and Shipper, or their successor in interest if applicable, selecting one.

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The third arbitrator, who shall be the chairman of the panel, shall be selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration. The third arbitrator shall be named within thirty (30) days after the appointment of the second arbitrator. The American Arbitration Association shall be empowered to appoint any arbitrator not named in accordance with the procedure set forth herein. Each arbitrator will be qualified by at least ten (10) years experience in the natural gas industry.

ii.

Each of the Parties hereto consents to the procedure herein set forth. The Parties agree to make discovery and disclosure of all matters relevant to the dispute to the extent and in the manner provided by the Federal Rules of Civil Procedure. The arbitrators shall rule on all requests for discovery and disclosure and discovery shall be completed within sixty (60) days of the date on which the third arbitrator is appointed (“Arbitration Commencement Date”). The arbitrators shall issue a final ruling within ninety (90) days of the Arbitration Commencement Date. The ruling of the arbitrators shall be in writing, signed, and shall contain a statement of findings and conclusions of law in addition to the award decision. The decision of the arbitrators shall be final and binding upon the parties, in so far as the law allows, without the right of appeal to the courts. The award rendered by the arbitrators shall be final in so far as the law allows, and judgment thereon may be entered by any court having jurisdiction thereof. The costs and expense of the arbitration (including reasonable attorney’s fee) will be paid by the losing party, unless the arbitrators determine that it would be manifestly unfair to honor this agreement of the parties and determine a different allocation of costs.

iii.

The arbitrators shall not have the authority or power to alter, amend or modify any of the terms or conditions of this Precedent Agreement. The arbitrators’ powers shall be limited to enforcement of this Precedent Agreement as to the issues raised by the Parties, and shall not include the power to award consequential, indirect, special, punitive, or exemplary damages.

iv.

Performance of this Precedent Agreement shall continue during arbitration proceedings or any other dispute resolution mechanism adopted by the Parties. No payment due or payable by Transporter or Shipper shall be withheld on account of a pending reference to arbitration or other dispute resolution mechanism; provided that in the event Shipper disputes the amount or content of any invoice, Shipper shall be not responsible for payment of such invoice or portion of such invoice that is pending reference to arbitration or other dispute resolution mechanism until such dispute is resolved. Any disputed amount which is ultimately determined to have been payable shall not accrue interest for failure to pay, provided that it is a bona fide dispute.

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v.

The Parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any legal proceeding arising out of or relating to this Precedent Agreement or the transactions contemplated hereby, except those seeking to enforce the award or the decision of the arbitrators issued pursuant to this Section 16. Further, the Parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding permitted under this Section 16.

vi.

Transporter and Shipper agree that the Dispute Resolution procedure described in this Section 15 shall not apply to any controversy respecting Transporter’s FERC Tariff, rates or terms and conditions of service or to any other controversy wherein the FERC has exclusive jurisdiction.

16.     Further Assurance

          Transporter and Shipper shall enter into such additional agreements as may be necessary in furtherance of this Precedent Agreement.

17.     Counterparts

          This Agreement may be executed in one or more counterparts, each of which, when executed and delivered including by facsimile, shall be an original, but all of which together shall constitute but one and the same instrument.

18.     Notice

          All notices, requests demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written acknowledgement of receipt), (ii) sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), or (iii) received by the addressee, if sent by an internationally recognized delivery serviced or other traceable method, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the others):

If to Transporter:	President, West Region Gas Pipelines Kinder Morgan Energy Partners, L.P. P.O. Box 281304 Lakewood, Colorado 80228-8304 Fax: (303) 763-3515

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With Copy to:	Rockies Express Pipeline LLC Attn: General Counsel of Gas Pipelines 500 Dallas St., Suite 1000 Houston, Texas 77002 Fax: (713) 369-9235

If to Shipper:	Ultra Resources, Inc. Attn: Chief Financial Officer 363 North Sam Houston Parkway East Suite 1200 Houston, Texas 77060 Fax: (281) 876-2831

With Copy to:	Ultra Resources, Inc. Attn: Stuart Nance 363 North Sam Houston Parkway East Suite 1200 Houston, Texas 77060 Fax: (281) 876-2831

Accepted and Agreed to as of the date hereof:

Entrega Gas Pipeline LLC (TRANSPORTER)

Signature:	/s/ Rockford Meyor

Printed Name:	ROCKFORD MEYOR

Title:	AGENT

Date:	1/13/06

Ultra Resources, Inc. (SHIPPER)

Signature:	/s/ Michael D. Watford SEN

Printed Name:	MICHAEL D. WATFORD

Title:	CEO

Date:	DECEMBER 19, 2005

15

Rockies Express Pipeline, LLC

Signature:	/s/ Rockford Meyor

Printed Name:	ROCKFORD MEYOR

Title:	PRESIDENT

Date:	1/13/06

The above company representative is a duly authorized agent of the company and has the authority to bind the company.

16

APPENDIX A
To The
PRECEDENT AGREEMENT
Between
Entrega Gas Pipeline, LLC
And
ULTRA RESOURCES, INC.
(“Shipper”)

There are two rate options to choose from applicable to service on Entrega. They are:

Option 1 - The Maximum Recourse Reservation Rate

Option 2 - A Negotiated Reservation Rate

Option 2 is a fixed negotiated reservation rate which means that it will not be changed during the term of the FTSA to which it applies during the entire term of such FTSA, as the same may be extended, regardless of any otherwise applicable maximum rate. This “fixed” feature applies only to the negotiated reservation rate. As stated in Section 4 of the body of this Precedent Agreement, the Commodity Rate, Lost and Unaccounted for Gas (“L&U”), ACA and any other additional authorized charges or surcharges will be applied pursuant to the Tariff, and may be changed from time to time.

Rate Election Page

Please check one box to correspond with the desired rate choice. Receipt and delivery points should be elected from the list included on this Appendix A. Requested Maximum Daily Quantity (“MDQ”), cannot be less than 1,000 Dth/d, net of FL&U. from each Receipt Point to each Delivery Point.

A minimum term of 10 years is needed for the Maximum Recourse Rate Option to be deemed a conforming bid. Capacity bid under the Maximum Recourse Rate Option may not be available depending upon the willingness of the original shipper holding the Entrega capacity to release it.

Option 1

	Estimated Maximum Recourse Reservation Rates	Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

Cumulative	$ 0.385

The Negotiated Rate shall remain fixed during the entire term of the Firm Transportation Service Agreement, A minimum term of 10 years is needed for the Negotiated Rate Option to be deemed to be a conforming bid. Negotiated rate(s) are only available in the event that the Entrega Projects) costs are rolled into the Rockies Express project and Shipper shall submit a conforming precedent agreement in the Rockies Express Open Season. Capacity bid in this open season and the Rockies Express Open Season will have to be the same volume for the bid to be deemed conforming.

	Option 2

	Fixed Negotiated Rate Option	Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

Anchor	$ 0.250	☒	1	ROCKIES EXP	50,000	10
Non-Anchor	$ 0.270		6	ROCKIES EXP	50,000	10
			1	ROCKIES EXP	50,000	10
			1	ROCKIES EXP	50,000	10

Shipper agrees to be pro-rated based on Open Season results?

	Check one	Yes ☐ No ☒

	If yes, Shipper’s minimum acceptable quantity	____________

Estimated FL&U (based on a 90% load factor) 0.91%

RECEIPT AND DELIVERY POINTS

Point #	Receipt Points:

1	Opal - Williams Field Services Processing Plant, Lincoln County, Wyoming
2	Meeker Hub, Rio Blanco County, Colorado
3	Wamsutter, Sweetwater County, Wyoming	*
4	Lost Creek, Sweetwater County, Wyoming	*
5	Echo Springs, Sweetwater County, Wyoming
6	Opal - TEPPCO Pioneer Processing Plant, Lincoln County, Wyoming

Point #	ROCKIES EXPRESS CERTIFICATE 1 SEGMENT -Delivery Points, PLUS:

7	Kinder Morgan Interstate Gas Transmission (KMIGT) in Weld County, Colorado (Cheyenne Hub)
8	Cheyenne Plains Gas Pipeline (CPGP) Company in Weld County, Colorado (at the Cheyenne Hub)
9	Public Service Company of Colorado (PSCO) in Weld County, Colorado (at the Cheyenne Hub)
10	Trailblazer Pipeline Company (TP) in Weld County, Colorado (at the Cheyenne Hub)

* Compression may be required to cause delivery into Rockies Express. An incremental fee may be required to provide the compression service, if needed.

Other Receipt or Delivery Points

          If Shipper desires a receipt point or delivery point other than those identified in this Appendix A. Shipper shall specify such desired points in the space provided below and the related MDQ quantity. If the Shipper’s bid is contingent upon Transporter accommodating Shipper with respect to such receipt point(s) or delivery point(s), Shipper must so indicate by checking the space provided below. Additional Receipt or Delivery Point(s) will be pursued provided that the incremental costs of such additional points are acceptable to Transporter in its sole discretion. Transporter will inform Shipper whether it can accommodate, in whole or in part, such requested Receipt or Delivery Point(s). WESTERN GAS RESOURCES - GRANGER PLANT -SWEETWATER CO., WY - “0” dth/DAY QUESTAR GAS MANAGEMENT - BLACKS FORM PLANT - SWEETWATER CO., WY “0” dth/DAY.

☒ Check here to indicate if this bid is contingent upon the points identified under “Other Receipt or Delivery Points” above being accommodated by Transporter.

Agreed to by:

Shipper Signature:	/s/ Michael Watford

Name (Please print):	MICHAEL D. WATFORD
Company:	ULTRA RESOURCES, INC.
Title:	CEO
Telephone Number :	281-876-0120, X-300

Appendix B
TRANSPORTATION SERVICE AGREEMENT - FIRM

RATE SCHEDULE FT

between

ENTREGA GAS PIPELINE LLC

and

_______________________________________

DATED:___________________

FORM OF TRANSPORTATION SERVICE AGREEMENT
APPLICABLE TO RATE SCHEDULE FT
DATED:_______________

The Parties identified below, in consideration of their mutual promises, agree as follows:

1.	Transporter: ENTREGA GAS PIPELINE LLC

2.	Shipper: __________________________________

3.	Applicable Tariff: Transporter’s FERC Gas Tariff Original Volume No. 1, as the same may be amended or superseded from time to time (“the Tariff”).

4.

Incorporation by Reference: This Agreement in all respects shall be subject to the provisions of Rate Schedule FT and to the applicable provisions of the General Terms and Conditions of the Tariff as filed with, and made effective by, the FERC as same may change from time to time.

5.

Transportation Service: Transportation Service at and between Primary Receipt Point(s) and Primary Delivery Point(s) shall be on a firm basis. Receipt and Delivery of quantities at Secondary Receipt Point(s) and/or Secondary Delivery Point(s) shall be in accordance with the Tariff.

Receipt and Delivery Points: Shipper agrees to tender gas for transportation service and Transporter agrees to accept receipt quantities at the Primary Receipt Point(s) identified in Exhibit A. Transporter agrees to provide transportation service and deliver gas to Shipper (or for Shipper’s account) at the Primary Delivery Point(s) identified in Exhibit A. Minimum and maximum receipt and delivery pressures, as applicable, are listed on Exhibit A.

6.

Rates and Surcharges: As set forth in Exhibit B. Shipper shall pay the applicable maximum tariff rate unless otherwise provided. Transporter and Shipper may mutually agree to a discounted rate pursuant to the rate provisions of Rate Schedule FT.

7.	Negotiated Rate Agreement: Yes _________ No ____________

8.	Term of Agreement: Beginning: _______________________
Extending through: _____________________

This Agreement shall continue in full force and effect year to year thereafter unless terminated by written notice from one Party to the other upon 365 days written notice. (Use only when applicable.)

FORM OF TRANSPORTATION SERVICE AGREEMENT
APPLICABLE TO RATE SCHEDULE FT
DATED: _______________
(Continued)

9.	Supersedes and cancels prior Agreement: _______________________________ .

10.	Maximum Daily Quantity (“MDQ”)

	MDQ	Effective Date
(Dth/d)

Total: ____________________________

11.	Notices, Statements, and Bills:

To Shipper:
Invoices for Transportation:

Attn:

All Notices: ____________________________________________________

Attn:

To Transporter:

See Payments, Notices and Contacts sheet in the Tariff.

12.

Changes in Rates and Terms. Transporter shall have the right to propose to the FERC changes in its rates and terms of service, and this Agreement shall be deemed to include any changes which are made effective pursuant to FERC Order or regulation or provisions of law, without prejudice to Shipper’s right to protest the same.

13.

Governing Law: Transporter and Shipper expressly agree that the taws of the State of Colorado shall govern the validity, construction, interpretation and effect of this Agreement and of the applicable Tariff provisions. This Agreement is subject to all applicable rules, regulations, or orders issued by any court or regulatory agency with proper jurisdiction.

14.

Construction of Facilities: The parties recognize that Transporter must construct additional facilities in order to provide transportation service for Shipper under this Agreement. Transporter’s obligations under this Agreement are subject to: (i) the receipt and acceptance by Transporter of a FERC certificate for the additional facilities, as well as the receipt by Transporter of all other necessary regulatory approvals, permits and other authorizations for the additional facilities in form and substance satisfactory to Transporter in its sole discretion; (ii) the approval of the appropriate management, management committee, and/or board of directors of Transporter and/or its parent companies to approve the level of expenditures for the additional facilities; and (iii) ______________________________.

(Use if service involves the construction of facilities.)

15.	Additional Provisions applicable to negotiated rate. See Exhibit C.

(Use if service involves negotiated rate).

IN WITNESS WHEREOF, the Parties have executed this Agreement,

TRANSPORTER:	SHIPPER:

ENTREGA GAS PIPELINE LLC

By	By

(Print or type name)	(Print or type name)

(Print or type title)	(Print or type title)

EXHIBIT A

to

FORM OF TRANSPORTATION SERVICE AGREEMENT
RATE SCHEDULE FT

between

ENTREGA GAS PIPELINE LLC (Transporter)
and
____________________________(Shipper)
DATED: ________________________

Shipper’s Maximum Delivery Quantity (“MDQ”): See Paragraph 10

Primary Receipt Point(s) (Note 1)	Effective Dates	Primary Receipt Point Quantity (Dth per Day) (Note 2)	Minimum Pressure p.s.i.g.	Maximum Pressure p.s.i.g.

Primary Delivery Point(s) (Note 1)	Effective Dates	Primary Receipt Point Quantity (Dth per Day) (Note 3)	Minimum Pressure p.s.i.g.	Maximum Pressure p.s.i.g.

EXHIBIT A

Notes:

(1)

Information regarding Receipt and Delivery Point(s), including legal descriptions, measuring parties, and interconnecting parties, shall be posted on Transporter’s Electronic Bulletin Board. Transporter shall update such information from time to time to include additions, deletions, or any other revisions deemed appropriate by Transporter.

(2)

Each Receipt point Quantity may be increased by an amount equal to Transporter’s Fuel Reimbursement percentage. Shipper shall be responsible for providing such Fuel Reimbursement at each receipt point on a pro rata basis based on the quantities received on any Day at a receipt point divided by the total quantity delivered at all delivery points under this Transportation Service Agreement.

(3)	The sum of the delivery quantities at all delivery point(s) shall be equal to Shipper’s MDQ.

(4)	Maximum pressure at each Delivery Point shall be as set forth in the agreement with the downstream pipeline.

EXHIBIT B

to

TRANSPORTATION SERVICE AGREEMENT
RATE SCHEDULE FT

between

ENTREGA GAS PIPELINE LLC (Transporter)
and
______________________________(Shipper)
DATED: _______________________

Primary Receipt Point(s)	Primary Delivery Point(s)	Effec. Date	Reservation Rate	Commodity Rate	Term of Rate	Fuel (Note 1)	Surcharges (Note 2)

Secondary Receipt Point(s)	Secondary Delivery Point(s)	Effec. Date	Reservation Rate	Commodity Rate	Term of Rate	Fuel (Note 1)	Surcharges (Note 2)

EXHIBIT B

NOTES:

(1)	The Commodity Rate shall be as stated on Transporter’s Statement of Rates Sheet in the Tariff, as they may be changed from time to time, unless otherwise agreed between the Parties.

(2)	Fuel Reimbursement shall be as stated on Transporter’s Statement of Rates sheet in the Tariff, as they may be changed from time to time, unless otherwise agreed between the Parties.

(3)

Surcharges, if applicable: All applicable surcharges, unless otherwise specified, shall be the maximum surcharge rate as stated on the Statement of Rates sheet, as they may be changed from time to time, unless otherwise agreed to by the Parties.

FORM OF TRANSPORTATION SERVICE AGREEMENT
APPLICABLE TO RATE SCHEDULE FT
(CONTINUED)

EXHIBIT C

to

TRANSPORTATION SERVICE AGREEMENT
RATE SCHEDULE FT

between

ENTREGA GAS PIPELINE LLC (Transporter)
and
_________________________(Shipper)
DATED: _____________________

Negotiated Rate Provisions:

APPENDIX C
CREDIT REQUIREMENTS

Shipper will be deemed creditworthy if (i) its long-term unsecured debt securities are rated at least BBB- by Standard and Poor’s Corporation (“S&P”) and at least Baa3 by Moody’s Investor Service (“Moody’s”), in each case with stable outlook; and (ii) the sum of reservation fees, commodity fees and any other associated fees and charges for thirty-six months is less than 15% of Shipper’s tangible net worth. For the purposes of this Appendix C, the term “tangible net worth” shall mean for a corporation the sum of the capital stock, paid-in capital in excess of par or stated value, and other free and clear equity reserve accounts less goodwill, patents, unamortized loan costs or restructuring costs, and other intangible assets. Only actual tangible assets are included in Transporter’s assessment of creditworthiness. In comparing the overall value of a Shipper’s contract to tangible net worth for credit evaluation purposes, Transporter will compare the net present value of demand or reservation charge obligations under such contracts to Shipper’s current tangible net worth. If a Shipper has multiple service agreements with Transporter, then the total potential fees and charges of all such service agreements shall be considered in determining creditworthiness.

If Shipper does not meet the criteria described above, then Shipper may request that Transporter evaluate its creditworthiness based upon the level of service requested relative to the Shipper’s current and future ability to meet its obligations. Such credit appraisal shall be based upon Transporter’s evaluation of the following information and credit criteria:

i.

S&P and Moody’s opinions, watch alerts, and rating actions and reports, rating, opinions and other actions by Dun and Bradstreet and other credit reporting agencies will be considered in determining creditworthiness.

ii.

Consistent financial statement analysis will be applied by Transporter to determine the acceptability of Shipper’s current and future financial strength. Shipper’s balance sheets, income statements cash flow statements and auditor’s notes will be analyzed along with key ratios and trends regarding liquidity, asset management, debt management, debt coverage, capital structure, operational efficiency and profitability.

iii.

Shipper must not be operating under any chapter of the bankruptcy laws and must not be subject to liquidation or debt reduction procedures under state laws and there must not be pending any petition for involuntary bankruptcy. An exception may be made for a Shipper who is a debtor-in-possession operating under Chapter XI of the Federal Bankruptcy Act if Transporter is assured that the service billing will be paid promptly as a cost of administration under the federal court’s jurisdiction, based on a court order in effect, and if the Shipper is continuing and continues in the future to make payment.

APPENDIX C
CREDIT REQUIREMENTS
(Continued)

iv.	Whether Shipper is subject to any lawsuits or judgments outstanding which could materially impact its ability to remain solvent.

v.

The nature of the Shipper’s business and the effect on that business of general economic conditions and economic conditions specific to it, including Shipper’s ability to recover the costs of Transporter’s services through filings with regulatory agencies or otherwise to pass on such costs to its customers.

vi.

Any other information, including any information provided by Shipper, that is relevant to Shipper’s current and future financial strength and Shipper’s ability to make full payment over the term of the contract.

APPENDIX D

PARENTAL GUARANTY

          THIS PARENTAL GUARANTY (this “Guaranty”), is made and entered into as of December 19, 2005, by Ultra Petroleum Corp., a Yukon Territories (Canada) corporation (“Guarantor”), in favor of Rockies Express Pipeline LLC, a Delaware limited liability company (“Rockies”). (Except as otherwise defined herein, capitalized terms used herein and defined in the PA (as defined below) shall be used herein as therein defined.)

WITNESSETH:

          WHEREAS, Ultra Resources, Inc., a Wyoming corporation (“URI”) is a wholly-owned subsidiary of Guarantor; and Guarantor wishes URI to enter into the Project Precedent Agreement, dated as of December 19, 2005 and the FTSA’s described in Section 7 therein, between URI and Rockies (as it may from time to time be modified, supplemented, or amended, collectively, the “PA”).

          WHEREAS, pursuant to the PA, URI has incurred or will incur certain obligations to Rockies upon the terms and conditions set forth in the PA (all such obligations, including the obligations of URI to pay amounts due under the PA, being referred to collectively as the “Guaranteed Obligations”).

          WHEREAS, Rockies is willing to enter into the PA with URI on the condition that it receive assurances of the payment of the Guaranteed Obligations, and Guarantor is willing to provide such assurances in accordance with the terms and conditions of this Guaranty.

          WHEREAS, Guarantor acknowledges that, as the parent of URI, it will be benefited by the execution and delivery of the PA.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

                        1.          Guarantor absolutely, irrevocably and unconditionally guarantees to Rockies the full and prompt payment by URI of all the Guaranteed Obligations under and in accordance with the terms of the PA and the compliance by URI with all the terms and conditions of the PA. Sections l(a), l(b), l(c) and l(d) below provide for the establishment of the total amount of Guaranteed Obligations in effect upon specified notification dates. In each case, the factors utilized to establish such amounts shall be the applicable rates, as adjusted in accordance with Section 4 of the PA, and the applicable capacity, as adjusted in accordance with Section 7 of the PA. This Guaranty shall constitute a guaranty of payment, and not of collection, provided that:

(a)

This Guaranty will become effective and enforceable upon its delivery by Rockies to URI and shall continue in effect for ten (10) years from the date hereof. The amount of the Guaranty will be no greater than an amount equal to the total Certificate 1 Segment reservation charges payable in respect of the MDQ for eighteen (18) months of Service and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein;

(b)

Within thirty (30) days after receipt of notice by URI from Rockies that Rockies has received and accepted FERC Authorization for the Certificate 1 Segment, the amount of the Guaranty shall be adjusted to an amount no greater than an amount equal to the total Certificate 1 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of Service and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein;

(c)

Within thirty (30) days after receipt of notice by URI from Rockies that Rockies has received and accepted FERC Authorization for the Certificate 2 Segment, the amount of the Guaranty shall be adjusted to an amount no greater than an amount equal to the total Certificate 2 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of service for such Segment and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein; and

(d)

Within thirty (30) days after receipt of notice by URI from Rockies that Rockies has received and accepted FERC Authorization for the Certificate 3 Segment, the amount of the Guaranty shall be adjusted to an amount no greater than an amount equal to the total Certificate 3 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of service for such Segment and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein.

                        2.          The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the payment by URI of the Guaranteed Obligations, whether executed by Guarantor, any other guarantor or any other party, and the liability of Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever related to any such other guaranty.

                        3.          The obligations of Guarantor hereunder are independent of the obligations of any other guarantor and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against any other guarantor and whether or not any other guarantor be joined in any such action or actions. Any payment by URI or other circumstance which operates to toll any statute of limitations as to URI shall operate to toll the statute of limitations as to Guarantor.

                        4.          Provided that a Guaranteed Obligation has been invoiced and is not paid when due, Guarantor hereby waives notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Rockies against, and any other notice to, any party liable thereon (including Guarantor or any other guarantor).

Rockies may at any time and from time to time without the consent of, or notice to, Guarantor, without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

           (a)         make any change, amendment, or modification in the terms of the PA or FTSA agreed to by Rockies and URI affecting any of the Guaranteed Obligations, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, amended or modified; and/or

          (b)          act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against URI to recover full indemnity for any payments made pursuant to this Guaranty

                        5.          This Guaranty shall be a primary, absolute, irrevocable and unconditional obligation of Guarantor payable in US dollars and subject to such defenses as URI may have possessed other than as set forth in the following sentence relating to bankruptcy and insolvency. Notwithstanding any other defenses claimed by Guarantor, Guarantor agrees to indemnify and hold harmless Rockies for, and this Guaranty shall cover all losses asserted against or actually incurred by Rockies as a result of, URI’s bankruptcy, insolvency, liquidation or winding up, whether voluntary or involuntary, including, but not limited to, any avoidance action under Chapter 5 of the Bankruptcy Code, any fraudulent conveyance or related action under applicable state laws, any attempt to reject this Guaranty or the agreements that give rise to the Guaranteed Obligations or any part thereof, as executory contracts under Section 365 of the Bankruptcy Code, whether successful or not.

                        6.          This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Rockies in exercising any right, power or privilege hereunder in any instance or circumstance shall operate as a waiver thereof in any subsequent instance or circumstance, whether of like or different kind; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Rockies would otherwise have. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Rockies to any other or further action in any circumstances without notice or demand. It is not necessary for Rockies to inquire into the capacity or powers of URI or the officers, directors, partners or agents acting or purporting to act on its behalf.

                        7.          Guarantor hereby agrees with Rockies that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been indefeasibly paid in full (it being understood that Guarantor is not waiving any right of subrogation that it may otherwise have but is only waiving the exercise thereof as provided above).

                        8.           (a)          Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require Rockies to: (i) proceed against URI, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from URI, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in Rockies’ power whatsoever.

          (b)          Guarantor assumes all responsibility for being and keeping itself informed of URI’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Rockies shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

                        9.          In order to induce Rockies to enter into the PA, Guarantor represents, warrants and covenants that:

          (a)          Status. Guarantor (i) is a duly organized and validly existing corporation, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own or lease its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect.

          (b)          Power and Authority. Guarantor has the corporate power and authority to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty. Guarantor has duly executed and delivered this Guaranty and this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          (c)          No Violation.  Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof and thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality to which Guarantor is subject, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other material agreement, contract or instrument to which Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation, certificate of partnership, partnership agreement, limited liability company agreement or by-laws of Guarantor or any of its Subsidiaries.

          (d)           Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

          (e)           Litigation.   There are no actions, suits or proceedings pending or, to the best knowledge of Guarantor, threatened (i) which purport to affect the  legality, validity or enforceability of this Guaranty or (ii) that could reasonably be expected to have a material adverse effect.

                          10.          Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in the PA occurs.

                          11.          Guarantor hereby agrees to pay all out-of-pocket costs and expenses of Rockies in connection with the enforcement of this Guaranty (including reasonable legal fees and expenses) and the out-of-pocket costs and expenses of Rockies in connection with any waiver or consent relating hereto.

                          12.          This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Rockies and its successors and assigns; provided, however, that, except as otherwise permitted under the PA, Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Rockies, which such consent will not be unreasonably withheld (and any such attempted assignment or transfer without such consent shall be null and void).

                          13.          Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of Guarantor and Rockies.

                          14.          Guarantor acknowledges that an executed (or conformed) copy of the PA has been made available to Guarantor and Guarantor is familiar with the contents thereof.

                          15.          All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given when (i) delivered by hand (with written acknowledgment of receipt), (ii) sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), or (iii) received by the addressee, if sent by a internationally recognized delivery service or other traceable method, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the others):

If to Guarantor, to:
Ultra Petroleum Corp. 363 North Sam Houston Parkway East Suite 1200 Houston, Texas 77060

Facsimile: (281) 876-2831 Attention: Chief Financial Officer

with a copy to:
Ultra Petroleum Corp. 363 North Sam Houston Parkway East Suite 1200 Houston, Texas 77060

Facsimile: (281) 876-2831 Attention: Stuart Nance

If to Rockies, to:
Rockies Express Pipeline LLC 500 Dallas St., Suite 1000 Houston, Texas 77002

Attention: General Counsel of Gas Pipelines Phone: (713) 369-8874 Fax: (713) 369-9235

with a copy to:
Rockies Express Pipeline LLC 340 Van Gorden St. Lakewood, Colorado 80228

Attention: Rock Meyer, President Phone: (303) 914-4736 Fax: (303) 984-3486

                          16.          (a)          This Guaranty shall be binding upon the successors and assigns of Guarantor (although Guarantor may not assign its rights and obligations hereunder except in accordance with Section 12 hereof) and shall inure to the benefit of and be enforceable by Rockies and its respective successors and assigns. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF ROCKIES AND OF GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case which are located in the City of New York, and, by execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Guarantor hereby further irrevocably waives any claim that any such courts lack jurisdiction over Guarantor, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty brought in any of the aforesaid courts that any such court lacks jurisdiction over Guarantor. Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective as long as actual notice of such action was received by Guarantor. Nothing herein shall affect the right of Rockies to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

          (b)          Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

                          17.          Guarantor hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, if enforcement of the liability of Guarantor under this Guaranty for the full amount of the Guaranteed Obligations would be an unlawful or voidable transfer under any  applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of Guarantor hereunder shall be reduced to the maximum amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

                          18.          All payments made by Guarantor hereunder will be made without setoff.

                          19.          Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                          20.          This Guaranty reflects the whole and entire agreement of the parties and supersedes all prior agreements related to the subject matter hereof.

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          IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR:	ULTRA PETROLEUM CORP.

By:

Name:

Title:

ROCKIES EXPRESS PIPELINE LLC

By:

Name:

Title: